Exhibit 10.43

Executive Service Agreement

AGREEMENT	19 April 2018

BETWEEN	Cushman & Wakefield PTY LTD ABN 77 074 196 991
Level 9, 385 Bourke Street, Melbourne, Victoria 3000 (“Company”)

AND	Matthew Bouw (“Executive”) of #

1	AGREEMENT

The Company wishes to employ the services of the Executive and the Executive has agreed to be employed by the Company on the terms and conditions set out in this Agreement.

2	DEFINITIONS

2.1	In this Agreement:

‘Board’ means the Board of Directors of the Group, as constituted from time to time;

‘Commencement Date’ 1 December 2017 with continuity of service from 20 April 2011.

‘Confidential Information’ means all confidential information including, but not limited to, any Intellectual Property, trade secret, confidential know-how or any information relating to the business affairs, accounts, work, marketing plans, sales plans, prospects, research, management, financing, products, inventions, designs, processes and any databases, data surveys, customer lists, specifications, drawings, records, reports, software or other documents, material or other information whether in writing or otherwise concerning, whether directly or indirectly, any member of the Group or any of its customers or suppliers to which the Executive gains access, whether before, during or after the Employment;

‘Delegated Authority’ means the document setting out the levels of delegated authority for the Position, including any amendments made by the Company from time to time;

‘Employment’ means the employment of the Executive by the Company according to the terms of this Agreement;

‘Group’ means the Company and its related bodies corporate, as that term is defined in the Corporations Act 2001 (Cth)

‘Intellectual Property Rights’ means the statutory and other legally enforceable proprietary rights including, but not limited to, trade marks or service marks, trade names, brand or commercial names, patents, design, circuit or other eligible layouts, copyrights, confidential information, trade secrets and all other intellectual property rights as defined in Article 2 of the Convention establishing the World Intellectual Property Organisation dated 14 July 1967, as amended from time to time, and any other rights resulting from intellectual activity, together with any right to use, or to grant the use of or to be the registered owner or user of, any of them, whether registered or unregistered;

‘Knowhow’ means all knowhow (including proprietary knowhow and use and application knowhow), formulas, processes, product designs, manufacturing, engineering and other drawings, computer data bases and software technology, technical information, safety information, research records, market surveys and all promotional literature, customer and supplier lists and similar data and all derivatives of such material and improvements to such material relating to the business of the Company including, without limitation, the Confidential Information;

‘Intellectual Property’ means all:

a)	Knowhow (other than Knowhow possessed by the Executive prior to Employment);

b)	Trade Marks;

c)	Business Names; and

d)	Copyright, Invention, Design and other industrial Intellectual Property Rights;

whether registered or not, used by or on behalf of the Company or developed in connection with the business of the Company before, during or after the Employment;

2.2	In this Agreement, unless the contrary intention appears:

a)	the singular includes the plural and vice versa;

b)	a reference to a clause or schedule is a reference to a clause or schedule to this Agreement and a reference to this Agreement includes any schedules;

c)	a reference to a document or agreement, including this Agreement, includes a reference to that document or agreement as novated, altered or replaced from time to time. The text of such agreements will not be altered unless notified in accordance with clause 19;

d)	a reference to ‘$’ is a reference to Australian currency; and

e)	a reference to writing includes emailing, typewriting, printing, photocopying and any other method of representing words, figures or symbols in a permanent visible form.

3	APPOINTMENT

3.1	The Employment will commence on the Commencement Date and will continue until terminated in accordance with this Agreement.

3.2	The Executive will commence the Employment in the Position of Chief Executive Officer, Asia Pacific , although may be appointed to work in another position(s) from time to time and if so, the terms of this Agreement will continue to apply.

3.3	The Executive will be based in Melbourne but will be requested or required to perform their duties pursuant to this Agreement at such other locations as the Company may reasonably require from time to time. After the Executive has been in the Position of Chief Executive Officer, Asia Pacific for a minimum of 12 months, the Company can direct the Executive to relocate to Sydney if this is necessary for the Executive to satisfactorily perform their Employment Duties. Relocation to Sydney after 30 November 2019 requires Executive’s agreement. If the Executive is required to perform their duties at a location other than Sydney which is not within a reasonable commuting distance of the Executive’s base location, the Executive will not be required to do so for more than three (3) months without the Executive’s agreement.

4	EXECUTIVE’S DUTIES

4.1	During the Employment, the Executive must:

a)	perform to the best of their ability and knowledge the duties required of the Position which may include duties for the benefit of any member of the Group (“Employment Duties”);

b)	serve the Company faithfully and diligently to the best of their ability;

c)	use all reasonable efforts to promote the interests of the Company and the Group and enhance the reputation of the Company and the Group;

d)	act in the Company’s best interests;

e)	comply with all policies and procedures of the Company in place from time to time (although the Executive acknowledges that the policies do not vest any enforceable rights in the Executive and are for the benefit of the Company only);

f)	comply with all relevant legislation applicable to the Employment Duties and the Employment; g) report to John Forrester, Global President or such other persons nominated by the Company from time to time.

4.2	During the Employment (including the notice period), the Executive must not without the express prior approval of the Company undertake any appointment, position or work that:

a)	results in the Executive acting in any capacity in competition with the Company;

b)	otherwise adversely affects the Company;

c)	may create a potential or real conflict of interest with the Employment with the Company; or

Executive Service Agreement

d)	hinders the performance of the Employment Duties.

4.3	The Executive acknowledges that their authority to bind the Company in contract is limited to the proper performance of the Employment Duties, as qualified by the Delegated Authority.

4.4	The Executive’s normal hours of work will be 38 hours per week. These hours are to be worked during the Company’s normal business hours. In addition to the normal hours, the Executive will be required to work such reasonable additional hours outside these hours, including on weekends or during holidays, as are necessary for the proper performance of the Employment Duties. The Executive agrees that a component of their remuneration and other benefits has been provided to take account of these additional hours and their Total Remuneration is paid in satisfaction of all hours worked.

5	REMUNERATION and OTHER BENEFITS

5.1	The Executive’s Total Remuneration will be $670,048.80 per annum commencing 1 January 2018, unless and until the Executive’s remuneration is varied in accordance with the terms of this Agreement. From 1 December 2017 until 31 December 2017 the Executive was paid Total Remuneration of $56,616.30. The Executive may elect to package the Total Remuneration in accordance with the Company’s policies and practices.

5.2	The Executive’s Total Remuneration includes contributions made by the Company for the Executive into a superannuation fund nominated by the Executive, on account of the minimum level of superannuation contributions which the Company must make for the Executive to avoid the imposition of a charge under the Superannuation Guarantee (Administration) Act 1992 (Cth) and the Superannuation Guarantee Charge Act 1992 (Cth) (collectively the “SGC Legislation”) as amended from time to time (“Compulsory Superannuation Contributions”). If there is any increase in the minimum level of Compulsory Superannuation Contributions that the Company must make for the purposes of the SGC Legislation, the Executive agrees that the components of the Executive’s Total Remuneration may be varied by the Company so that there is no increase in the Executive’s Total Remuneration.

5.3	The Executive must do everything necessary to enable the Company to make the Compulsory Superannuation Contributions.

5.4	The Total Remuneration includes any fringe benefit tax payable under the Fringe Benefits Tax Assessment Act 1986 in respect of:

a)	any component of the Total Remuneration; and

b)	any other benefit the Company provides to the Executive from time to time under this Agreement.

5.5	A reserved car park will be provided to ensure the Executive is able to fulfil the duties of their role as Chief Executive Officer, Asia Pacific. In agreement with the Executive, the Company may alter this arrangement and provide a monetary allowance for a car park. The amount of this allowance would be agreed with the Executive prior to changing the arrangement.

5.6	The Executive will receive a company phone or a monthly phone allowance.

5.7	The Company will review the Total Remuneration from time to time as the Company deems necessary and at its sole discretion may vary the Total Remuneration following that review and alter its components provided always that the Total Remuneration shall not be reduced (but may not necessarily be increased). For the avoidance of doubt, any changes to the Total Remuneration will be in Australian (AUD) not United States (USD) currency.

5.8	Annual Incentive Plan (“AIP”)

a)	While employed by the Company, in addition to the Total Remuneration, the Executive is eligible for an Annual Incentive Plan award. The Executive’s target annual award under the AIP is 150% of Total Remuneration and the maximum award is 300% of Total Remuneration. All awards payable under the AIP are subject to achievement of the Annual Incentive Plan KPIs and the approval of the Board. Participation in the AIP does not guarantee any quantum of payment(s) under the AIP.

b)	The Executive will remain entitled to participate in the AIP in accordance with clause 5.8 a) of this Agreement provided the Executive’s employment has not been terminated summarily. It will be at the complete discretion of the Company whether payment is made to the Executive at termination or post termination i.e. when any payment becomes due to ongoing employees in the ordinary course of the AIP. Where the Executive is not employed by the Company for the entire relevant AIP year, including where the Executive is

Executive Service Agreement

directed to not perform any work and/or to remain away from the premises under clause 8.2 b) of this Agreement, any AIP payment will be pro-rated to reflect this.

5.9	The Total Remuneration shall include any director’s fees which may become payable by reason of the Executive’s appointment to the board of directors of any member of the Group.

6	EXPENSES

On receipt by the Company of an approved Expense Claim Form from the Executive, the Company will reimburse the Executive for the Executive’s reasonable out-of-pocket expenses incurred in the performance of the Employment Duties pursuant to this Agreement.

7	LEAVE

7.1	In accordance with the Fair Work Act 2009 (“Act”), the Executive shall be entitled to accrue up to 20 days’ paid annual leave for each year of service with the Company. Annual leave accrues progressively throughout each year of service, according to the Executive’s ordinary hours of work, and is in addition to any declared public holidays in the State in which the Executive is based.

7.2	Annual leave shall be taken at times agreed between the Executive and the Company. The Company may direct the Executive to take annual leave in accordance with the Act.

7.3	In accordance with the Act and subject to clause 7.4, the Executive will accrue ten (10) days’ personal/carer’s leave per year and may take personal or carer’s leave where the Executive is unable to attend work because of personal illness or injury or because they are required to provide care or support to an immediate family member or other member of the Executive’s household due to their illness or unexpected emergency, and where they comply with any applicable Company policy. Unused personal/carer’s leave accumulates from year to year. No monetary value shall apply to personal/carer’s leave entitlements not taken.

7.4	The Company may in its absolute discretion, in addition to the personal/carer’s leave in clause 7.3 above, grant the Executive such additional days paid or unpaid personal/carer’s leave as it considers appropriate.

8	NOTICE OF TERMINATION

8.1	Either party may terminate the Employment at any time and for any reason by giving to the other party twelve (12) months’ notice.

8.2	After either party has given notice the Company in its absolute discretion may:

a)	terminate the Employment immediately and make a payment to the Executive equal to the Executive’s current Total Remuneration for the balance of the notice period and a pro-rata bonus based on business results in the year of termination, if termination is after 30 June; or

b)	direct the Executive for all or part of the notice period not to perform any work, to remain away from its premises and/or not to contact any customers, clients, suppliers, employees, or contractors of the Group.

8.3	The Executive agrees to accept any payment pursuant to subclause 8.2 in full and final satisfaction of the Executive’s entitlement to compensation in respect of the termination and releases the Company from any Claim in respect of the Employment and/ or the termination.

8.4	Even though the Executive’s position may change during the Employment, the period of notice required to terminate the Employment will remain as set out in clause 8.1.

8.5	Summary Termination

The Company may terminate this Agreement immediately and without notice if the Executive breaches any term of this Agreement, or fails or neglects to properly discharge any of the Employment Duties, or for serious misconduct. Circumstances that may amount to serious misconduct include, but are not limited to circumstances where the Executive;

a)	is guilty of dishonesty or other gross misconduct, gross incompetence or wilful neglect of duty;

b)	is declared bankrupt;

Executive Service Agreement

c)	acts in a manner which does or is likely to bring the Executive or the Company or any Group Company into serious disrepute;

d)	commits a material breach of the rules of any relevant regulatory authority in any jurisdiction in which the Company or any Group Company operates; or

e)	commits any unlawful act of discrimination or harassment.

9	CONFIDENTIAL INFORMATION

9.1	The Executive must keep confidential all Confidential Information other than Confidential Information:

a)	the Executive is required to disclose in the proper performance of the Employment Duties;

b)	that was public knowledge when this Agreement was signed or became so at a later date (other than as a result of a breach of confidentiality by the Executive); or

c)	that the Executive is required by law to disclose (but only after first informing the Company).

9.2	The Executive may:

a)	use Confidential Information solely for the purpose of performing the Executive’s duties with the Company; and

b)	disclose Confidential Information only to persons who:

1.	are aware and agree that the Confidential Information must be kept confidential; or

2.	have signed any confidentiality agreement required by the Company from time to time;

c)	and either:

1.	have a need to know (and only to the extent that each has a need to know); or

2.	have been approved by the person or persons nominated by the Company from time to time.

9.3	The Executive must immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of Confidential Information and take all steps directed by the Company to either remedy or restrict further breach in relation to the material.

9.4	The Executive must provide assistance reasonably requested by the Company in relation to any proceedings the Company may take against any person for unauthorised use, copying or disclosure of Confidential Information.

10	Pre-employment Information

The Company specifically requests that the Executive does not use, upload, copy or bring any information from any other company or entity, including any prior employer. Any violations of this request may result in discipline, up to and including, termination.

11	INTELLECTUAL PROPERTY

11.1	The Executive assigns to the Company all existing and future Intellectual Property Rights in all inventions, designs, works and subject matter that attracts or is susceptible of protection by Intellectual Property Rights generated by the Executive (solely or with others) during the Employment or arising out of the Executive’s use of the Company’s resources or working time in creating the material in question (whether in part or in full).

11.2	The Executive acknowledges that by virtue of clause 11.1, all existing Intellectual Property Rights are vested in the Company and on their creation all future Intellectual Property Rights will vest in the Company.

11.3	The Executive must do all things reasonably requested by the Company to enable the Company to assure further the rights assigned pursuant to clause 11.1.

11.4	To the extent permitted by law, the Executive:

a)	consents to all acts or omissions by the Company or any person authorised by the Company concerning any Works which would otherwise infringe the Executive’s Moral Rights; and

b)	waives all existing and future Moral Rights in the Works.

11.5	“Moral Rights” and “Works” have the meanings given to them in the Copyright Act 1968 (Cth).

12	WHAT HAPPENS AFTER TERMINATION OF EMPLOYMENT

Executive Service Agreement

If the Executive’s Employment is terminated for any reason:

c)	the Company may set off any amounts the Executive owes the Company against any amounts the Company owes the Executive at the date of termination except for amounts the Company is not entitled by law to set off;

d)	the Executive must return all the Company’s property (including property leased by the Company) to the Company on termination including all written or machine readable material, software, computers, credit cards, keys, vehicles and Confidential Information;

e)	the Executive’s obligations under clauses 9 (except in respect of information that is part of the Executive’s general skill and knowledge), 11, 12 and 13 continue following the termination of this Agreement;

f)	the Executive must resign with immediate effect as a Director of the Company and any company in the Group and irrevocably authorises the Company Secretary, or any other employee of the Company, as the Executive’s attorney to provide the Executive’s resignation on behalf of the Executive if the Executive refuses to resign upon termination of this Agreement;

g)	the Executive must not record or retain any Confidential Information in any form after termination.

13	RESTRAINT ON THE EXECUTIVE’S CONDUCT

13.1	The Executive must not, without the prior written consent of the Company (on the Executive’s own account or for and on behalf of any person or entity) for the Restraint Period following termination of the Executive’s Employment,

a)	participate in, carry on, assist or otherwise be directly or indirectly concerned with, as a director, consultant, adviser, contractor, principal, agent, manager, employee or partner, any business or activity that directly competes in the Restraint Area with any part of the business of the Group with which the Executive had knowledge of relevant Confidential Information at any time during the 12 months prior to the termination of the Executive’s Employment;

b)	participate in, carry on, assist or otherwise be directly or indirectly concerned with, as a director, consultant, adviser, contractor, principal, agent, manager, employee or partner, any business or activity that directly competes in the Restraint Area with any part of the business of the Group with which the Executive was involved at any time during the 12 months prior to the termination of the Executive’s Employment;

c)	approach any director or senior employee of the Group with the purpose of enticing that person to leave their employment or engagement with the Group;

d)	solicit, canvass, approach or accept any approach from any person or entity who was during the period of 12 months prior to the termination of the Executive’s Employment, a customer, supplier, distributor, client, contractor or licensee of or to the Group with a view to establishing a relationship with or obtaining the custom of that person or entity in a business which directly competes with part of the Group’s business in which the Executive was involved at any time during the 12 months prior to the termination of the Employment;

e)	interfere or seek to interfere, directly or indirectly, with the relationship between any member of the Group and its customers, suppliers, distributors, licensees, directors, employees, contractors or agents in the conduct of the Group’s business;

13.2	Restraint Area means:

a)	All Countries in North and South America that the Company conducts business in and all Countries in Asia Pacific that the Company conducts business in;

b)	All Countries in North and South America that the Company conducts business in;

c)	All Countries in Asia Pacific that the Company conducts business in;

d)	Australia;

e)	New South Wales and Victoria;

f)	New South Wales

g)	Victoria;

h)	Melbourne.

Executive Service Agreement

13.3	Restraint Period means:

a)	6 months;

b)	4 months;

c)	3 months.

13.4	Each restriction in clauses 13.1, 13.2 and 13.3 are intended to be separate and severable. If any of these are found to be invalid but would be valid if some part was deleted then such parts shall apply with such modifications as may be necessary to make them valid.

13.5	The Executive acknowledges that each restriction specified in clause 13 is in the circumstances reasonable and necessary to protect the Company and the Group’s legitimate interests.

14	COMPLIANCE

The exercise of or compliance with any discretion, right or obligation under this Agreement is subject to:

a)	compliance with all applicable laws, including the Corporations Act 2001 (Cth), as amended from time to time;

b)	compliance with the Australian Stock Exchange Limited’s Listing Rules in force from time to time; and

c)	the approval of the shareholders of the Company where such approval is required under applicable law, the Australian Stock Exchange Limited’s Listing Rules in force from time to time, or both.

15	SURVEILLANCE

15.1	Computer Surveillance is carried out pursuant to the Company’s policy on such surveillance. Any information transmitted, received or accessed using the Company’s electronic systems may be monitored and in appropriate circumstances, blocked. By agreeing to the terms of this Agreement the Executive consents to the Company conducting computer surveillance.

15.2	When the Executive commences their Employment, the surveillance may already have started. By agreeing to the terms of this Agreement, the Executive consents to the Company conducting such surveillance relating to their Employment from the date they start work.

16	SEVERABILITY

Part or all of any clause of this Agreement that is unenforceable will be severed from this Agreement and the remaining provisions of this Agreement will continue in force.

17	WAIVER

The failure of either party at any time to insist on performance of any provision of this Agreement is not a waiver of its right at any later time to insist on performance of that or any other provision of this Agreement.

18	NOTICE

18.1	A party giving notice under this Agreement must do so in writing.

18.2	A notice given in accordance with clause 18.1 is taken to be received:

a)	if hand delivered, on delivery;

b)	if sent by prepaid post, three (3) days after the date of posting;

c)	if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within eight (8) business hours after that transmission, the recipient informs the sender that it has not received the entire notice.

19	GOVERNING LAW

This Agreement is governed by the law applicable in Victoria and the parties irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Victoria

20	ENTIRE AGREEMENT

This Agreement:

a)	constitutes the entire agreement between the parties as to its subject matter; and

Executive Service Agreement

b)	in relation to that subject matter, supersedes any prior understanding or agreement between the parties and any prior condition, warranty, indemnity or representation imposed, given or made by a party.

21	ALTERATION

This Agreement may only be altered in writing signed by each party.

22	THIS AGREEMENT IS CONFIDENTIAL

The terms of this Agreement and any subsequent variations are confidential and may not be disclosed by the Executive to any other person, other than for the purpose of obtaining professional legal or accounting advice, without the prior written approval of the Company.

23	HEADINGS

Headings are for ease of reference only and do not affect the meaning of this Agreement.

24	EXECUTION OF THIS AGREEMENT

This Agreement may be executed in any number of counterparts and all counterparts, taken together, constitute one instrument. A party may execute this Agreement by executing any counterpart.

EXECUTED as an agreement.

EXECUTED for and on behalf of Cushman & Wakefield Pty Ltd by

/s/ John Forrester

John Forrester

Global President

/s/ Matthew Bouw

.............................................................

Matthew Bouw

19-4-2018

.............................................................

Date

Executive Service Agreement